Washington, DC 20549

                            REGISTRATION STATEMENT
                                 ON FORM S-8
                                    UNDER
                          THE SECURITIES ACT OF 1933

                                 Infe.com, Inc.
            ------------------------------------------------------
            (Exact name of Registrant as specified in its charter)
              (Formerly known as: INFOCALL COMMUNICATIONS CORP.)

        Florida                                              11-3144463
-------------------------------                         --------------------
(State or other jurisdiction of                            (IRS Employer
incorporation or organization)                           Identification No.)

8000 Towers Crescent Drive.
Suite 640
Vienna, Va.                                                     22182
----------------------------------------                      ----------
(Address of principal executive offices)                      (Zip Code)


                      Compensation and Consulting Agreements
                      --------------------------------------
                              (full name of the plans)


                                   Tom Richfield
                             8000 Towers Crescent Drive.
                                     Suite 640
                                Vienna, Va.     22182
                     ----------------------------------------
                     (Name and address of agent for services)


                                   (703) 734-5650
                      ---------------------------------------
                      (Telephone number, including area code,
                                of agent for service)


                                      COPY TO:

                                 James G. Dodrill II
                       Law Office of James G. Dodrill II, PA
                                 3360 NW 53rd Circle
                              Boca Raton, Florida 33496
                                    (561) 862-0529

Approximate Date of Commencement of Proposed Sales under the Plan:

As soon as practicable after this Registration Statement becomes effective

                         Total Number of Pages: 10
          Exhibit Index begins on sequentially numbered page: 7


--------------------------------------------------------------------------
                               Proposed        Proposed
Title of                       Maximum         Maximum
Securities     Amount          Offering        Aggregate      Amount of
to be          to be           Price           Offerin        Registration
Registered     Registered(1)   Per Share(2)    Price(2        Fee
----------     -------------   ------------    ------------   -----------

Common Stock   1,000,000       $0.15           $140,625.00    $ 35.16
$0.0001 par
value shares




----------------------------

[1] Represents shares issued pursuant to consulting agreements for continued services by officers, attorneys, directors and consultants to the Registrant, including services related to sales and marketing of the Company's products and services seeking joint ventures and potential acquisitions, promotional services with respect to Registrant's business establishment of distributorship agreements, all of the foregoing in furtherance of the Registrant's business.

[2] Pursuant to Rule 457(h), the maximum aggregate offering price (estimated solely for the purpose of calculating the registration fee based upon the average of the bid and asked price of the Registrant's Common Stock as February 27, 2001.)




                            PART I

         INFORMATION REQUIRED BY THE REGISTRATION STATEMENT

Item 1.	Plan Information.

	INFe.com, Inc. has heretofore entered into agreements with third party consultants, attorneys, officers and directors with respect to the issuance of shares of the Registrant's common stock for services to the Registrant. In consideration for increasing the scope of the continuing services rendered and to be rendered to the Registrant until such time as the Registrant shall generate sufficient cash flow from operations in order to compensate its officers, directors and consultants, the Registrant has prepared this Form S-8 registration statement to provide for the issuance of shares, as described below.

	The Registrant has agreed to issue One Million (1,000,000) shares pursuant to an employee benefit plan and for continued representation by the Company's corporate attorneys.


Item 2. Registrant Information and Employee Plan Annual Information.

	The Registrant shall provide each employee and attorney covered by this registration, without charge upon their written or oral request the documents incorporated by reference herein in Item 3 of Part II of this Registration Statement. The Registrant shall also provide the employee and attorneys, without charge, upon their written or oral request, with all other documents required to be delivered to participants, pursuant to Rule 428(b) under the Act. Any and all such requests shall be directed to the Registrant at its place of business as reflected in this Registration Statement.


                           PART II

         INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

	The following documents filed with the Securities and Exchange Commissions are incorporated herein by reference:

        (a) The Registrant's Form 10-SB(12g) and 10-SB(12g)/A filed on December 30, 1999 and January 25, 2000, respectively and the Registrant's Form 10-QSB filed on April 14, 2000, the Registrant's Form 10-QSB filed on July 20, 2000 and the Registrant's Form 10-QSB filed on October 16, 2000.


Item 4.	Description of Securities.

	The Registrant has authorized 100,000,000 shares of common stock, $0.0001 par value of which 16,797,364 were issued and outstanding as of February 15, 2001. Holders of Registrant's Common Stock are entitled to one vote per share on each matter submitted to a vote of stockholders. Shares of Common Stock do not carry cumulative voting rights and, therefore, holders of the majority of the outstanding shares of Common Stock are able to elect the entire board of directors and, if they do so, minority shareholders would not be able to elect any members of the board of directors. Holders of Common Stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends. During the last two fiscal years, the Registrant has not paid cash dividends on its Common Stock and does not anticipate that it will pay any cash dividends in the foreseeable future.


Item 5.	Interests of Named Experts and Counsel.

	None.


Item 6.	Indemnification of Officers and Directors.

	The Registrant's Articles of Incorporation provide for indemnification of officers or directors. The By-Laws of the Corporation gives the Corporation the option of providing for indemnification of officers and directors of the corporation.


Item 7.	Exemption from Registration Claimed.

	Not Applicable


Item 8.	Exhibits:

	Pursuant to Item 601 of Rule S-K, the following Exhibits are annexed hereto:

        Exhibit I.   See Exhibits in Exhibit Index following the
                     Signature Page hereof.


Item 9.	Undertakings:

	The undersigned Registrant hereby undertakes:

     (a) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (b) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
Statement.

     (c) That for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the

Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim against such liabilities (other than payment by the Registrant of expenses paid or incurred by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                         SIGNATURE PAGE
                         --------------

	The Registrant, pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf the undersigned, thereunto duly authorized, in the City of Vienna, Virgina on the 6th day of March, 2001.


                            Infe.com, Inc.




                            ________/s/Tom Richfield____________
	                    By:     Tom Richfield
                            Title:  President, Chief Executive
                                    Officer and Director







  	Pursuant to the requirements of the Securities Act of 1933, as amended, the Registration Statements has been signed by the following persons in the capacities and on the date indicated.


Dated:	Vienna, Virginia
        March 6, 2001





                            ________/s/Tom Richfield____________
	                    By:     Tom Richfield
                            Title:  President, Chief Executive
                                    Officer and Director

                            EXHIBIT INDEX
                            -------------

EXHIBIT NUMBER          ITEM
--------------          ----

5.1                     Opinion regarding legality

23.1                    Letter on audited financial information
                        (consent of accountants)